DATALINK SYSTEMS CORPORATION
                          COMPUTATION OF NET LOSS PER SHARE
                                     (unaudited)
                                                                Cumulative
                                                                period from
                                                                June 15,
                                        Three Months Ended     1993 (date of
                                             June 30,          inception) to
Primary:                                 1997         1996     June 30, 1997
--------                              ---------     ---------  -------------
Weighted average common shares out-
 standing for the period              19,275,233   15,922,074   13,780,986
                                      ----------   ----------   ----------
Shares used in per share calcula-
 tions                                19,275,233   15,922,074   13,780,986

Net loss                              $  875,807   $ 1,365,527  $7,811,413

Net loss per share                    $     0.05   $      0.09  $     0.57

Calculated in accordance with the guidelines of Item 601 of Regulation S-B.

Primary and fully diluted calculations are substantially the same.